EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
John A. Carroll
President and Chief Executive Officer
(781) 729-2130

Winchester Bancorp, Inc.
Announces Expected Closing Date of
Initial Public Offering

Winchester, Massachusetts; April 29, 2025 – Winchester Bancorp, Inc. (the “Company”), the proposed holding company for Winchester Savings Bank (the “Bank”), announced today that all final regulatory approvals have been received to complete the Bank’s mutual holding company reorganization and the Company’s related stock offering.

The transaction is expected to close on April 30, 2025.  The Company’s common stock is expected to begin trading on the Nasdaq Capital Market under the symbol “WSBK” beginning on May 2, 2025.

The Company expects to sell 3,997,012 shares of common stock, which includes 334,633 shares to be sold to the Bank’s Employee Stock Ownership Plan, and is between the maximum of the offering range and the adjusted maximum of the offering range as disclosed in the Company’s Prospectus dated February 11, 2025.  The Company will also issue 5,112,457 shares of common stock to Winchester Bancorp, MHC, the Company’s mutual holding company, and will issue 185,907 shares of common  stock to the Winchester Savings Bank Charitable Foundation, Inc.  The Company expects to have 9,295,376 shares of common stock issued and outstanding upon the closing of the transaction.

All valid stock orders received in the subscription and community offerings are expected to be filled according to the purchase limitations disclosed in the Company’s Prospectus dated February 11, 2025.  Persons wishing to confirm their stock orders may do so by contacting the Stock Information Center at (781) 729-2111.  The Stock Information Center is open between Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time

The Company’s transfer agent, Continental Stock Transfer & Trust Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the stock offering, and interest checks, on or about May 2, 2025.

Raymond James & Associates, Inc. acted as marketing agent for the Company in connection with the stock offering.  Luse Gorman, PC serves as legal counsel to the Company and the Bank.  Silver, Freedman, Taff & Tiernan LLP served as legal counsel to Raymond James & Associates, Inc. in connection with the stock offering.

About Winchester Savings Bank

Originally chartered in 1871, Winchester Savings Bank is a Massachusetts-chartered mutual savings bank that operates from its main office and four full-service branch offices in eastern Massachusetts, located in Arlington, Danvers and Woburn.  Winchester Savings Bank’s deposits are insured in full beyond federal deposit insurance coverage limits by the Depositors Insurance Fund.
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Special Notice Regarding Common Stock
The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other governmental agency.
Disclosures Concerning Forward Looking Statements

This press release contains certain forward-looking statements about the reorganization and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the reorganization and related stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.